Exhibit 4.5

AGM COPY

SMITH & NEPHEW plc

THE SMITH & NEPHEW 2004 EXECUTIVE SHARE OPTION PLAN

This is a copy of the rules of The Smith & Nephew 2004

Executive Share Option Plan as produced to the Annual

General Meeting of Smith & Nephew plc held on 6 May 2004

and initialled by the Chairman for the purposes of

identification only

__________________

Chairman

Inland Revenue ref U[            ]

Approved by shareholders: 6 May 2004

THE SMITH & NEPHEW 2004 EXECUTIVE SHARE OPTION PLAN

Contents

Part A: Interpretation and Administration	Rules 1 –3

Part B: Grant of Options	Rules 4 –13

Part C: Exercise of Options	Rules 14 – 22

Part D: Recovery of Tax	Rule 23

Part E: Corporate Transactions	Rules 24 – 27

Part F: Amendments	Rules 28 – 29

Part G: Miscellaneous	Rules 30 – 36

RULES OF

THE SMITH & NEPHEW 2004 EXECUTIVE SHARE OPTION PLAN

This Plan is an employees’ share scheme established by resolution of the Remuneration of the Directors of the Company passed on [                    ] and approved by the shareholders of the Company by ordinary resolution passed on 6 May 2004.

PART A: INTERPRETATION AND ADMINISTRATION

1.	DEFINITIONS

1.1	In this Plan the following words and expressions have the meanings given below:-

“Acquiring Company”	a company which has acquired Control of the Company

“ADRs”	American Depositary Receipts in respect of American Depositary Shares each of which represents five ordinary shares in the capital of the Company

“Announcement”	the preliminary announcement to the London Stock Exchange of the annual or interim results of the Company for a Year

“Associated Company”	any company which, in relation to the Company, is an associated company as that term is defined in section 416 of the Taxes Act but with the omission of the words “or at any time within one year previously”

“Auditors”	the auditors for the time being of the Company or in the event of there being joint auditors, such one of them as the Committee may decide, or such other firm of registered auditors as the Committee may decide

“Change of Control”	in relation to the Company coming under the Control of another person, or persons acting in concert, as a result of a general offer being made as mentioned in Rule 26, the time when such person obtains, or such persons together obtain such Control and any condition subject to which the offer is made has been satisfied

“Code”	the United States Internal Revenue Code of 1986 (as amended)

“Committee”	the Remuneration Committee of the Directors, or such other committee comprising a majority of non-executive directors of the Company to which the Directors delegate responsibility for the operation of this Plan or, following a Change of Control of the Company, those persons who comprised the Remuneration Committee or such other committee of the Directors immediately before such Change of Control

“Companies Act”	the Companies Act 1985

“Company”	Smith & Nephew plc (registered in England no 324357)

“Control”	has the meaning given in section 840 of the Taxes Act

“Daily Official List”	the Daily Official List of the London Stock Exchange

“Date of Approval”	the date on which this Plan is approved by shareholders of the Company

“Date of Grant”	the date on which an Option is granted in accordance with Rule 6.1

“Dealing Day”	a day on which the London Stock Exchange or New York Stock Exchange as appropriate is open for business

“Directors”	the board of directors of the Company or a duly authorised committee of the directors

“Eligible Employee”	an executive director or bona fide employee of any member of the Group

“Employer’s NICs”	in the UK, secondary Class I NICs or, in any other jurisdiction, such other social security contributions (or equivalent taxes) for which the Optionholder’s Employer is primarily liable to account

“Exchange of Options”	the grant, to an Optionholder, in consideration of the release of an Option, of rights to acquire shares or American depositary receipts in an Acquiring Company or a company which has Control of an Acquiring Company or either is, or has Control of, a company which is a member of a consortium owning either an Acquiring Company or a company having Control of an Acquiring Company, being rights which are:-

(a) in the opinion of the Committee, substantially equivalent in value to the value of such Option; and

(b) on terms approved by the Committee

“Exercise Price”	the price per Share or ADR payable on the exercise of an Option

“Fair Market Value”	has the meaning it bears for the purposes of section 422 of the Code

“Grantor”	in relation to an Option the person who intends to grant or has granted that Option

“Group”	the Company and any company which is for the time being a Subsidiary

“Incentive Stock Option”	an incentive stock option within the meaning of section 422(b) of the Code granted to an Eligible Employee resident in the USA

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003

“Jointly-Owned Company”	a company (and any subsidiary – as defined in section 736 of the Companies Act – of such company) of which the whole of the issued Ordinary Share Capital is jointly-owned by a member of the Group and another person (not being a member of the Group) but which is not a Subsidiary and is not under the Control of such other company

“London Stock Exchange”	London Stock Exchange plc

“Market Value”	on a given day, the average of the middle market quotations of a Share as derived from the Daily Official List for the 3 consecutive Dealing Days last preceding that day or, in relation to an ADR, the average of the closing prices of an ADR on the New York Stock Exchange on the 3 consecutive Dealing Days last preceding that day or, to the extent required under section 422 of the Code, the Fair Market Value of an ADR on that day

“Model Code”	the code adopted by the Company, which contains provisions similar in purpose and effect to the provisions of the Model Code on directors’ dealings in securities, as set out in the appendix to Chapter 16 of the Listing Rules issued by the UKLA from time to time

“NICs”	in the UK, National Insurance contributions or, in any other jurisdiction, social security contributions (or other similar taxes)

“NI Regulations”	the laws, regulations and practices currently in force relating to liability for, and the collection of, NICs

“Non-Qualified Stock Option”	an Option granted to an Eligible Employee resident in the USA and which is not intended to be an Incentive Stock Option

“Notice of Exercise”	a form evidencing the exercise of an Option as mentioned in Rule 21.1

“Official List”	the official list of the UKLA

“Option”	a right to acquire Shares or ADRs granted in accordance with, and subject to, the rules of this Plan

“Option Certificate”	a certificate evidencing the grant of an Option as mentioned in Rule 6.2

“Option Gain”	in relation to an Option, the amount of any gain realised upon the exercise or release of, or acquisition of Shares or ADRs pursuant to, such Option, being a gain that is (or would if it were chargeable to NICs in the UK be) treated as remuneration derived from the Optionholder’s employment by virtue of section 4(4)(a) of the SSCBA

“Optionholder”	a person who has been granted an Option or, in the event of his death, his Personal Representatives

“Optionholder’s Employer” or “my Employer”	such member of the Group as is an Optionholder’s employer or, if he has ceased to be employed within the Group, was his employer or such other member of the Group, or such other person as, under the PAYE Regulations or, as the case may be, the NI Regulations, or any other statutory or regulatory provision (whether in the United Kingdom or otherwise) is obliged to account for any Option Tax Liability

“Option Shares”	the Shares or ADRs over which an Option subsists

“Option Tax Liability”	any liability of an Optionholder’s Employer or of any other person (apart from the Participant) to account to the Inland Revenue, the US Internal Revenue Service or other tax authority for any amount of, or representing, income tax or NICs (which shall, to the extent provided for in Rule 7.3, include Employer’sNICs) or any equivalent charge in the nature of tax or social security contributions (whether under the laws of the United Kingdom or of any other jurisdiction) which may arise upon the vesting, exercise or release of, or the acquisition of Shares and ADRs pursuant to, an Option

“Ordinary Share Capital”	the issued ordinary share capital of the Company, other than fixed-rate preference shares, including any Shares held in treasury

“PAYE Regulations”	the regulations made under section 684 of ITEPA

“Performance Period”	the period over which the performance of the Company is to be measured for the purposes of determining whether, and to what extent, the Performance Target is met

“Performance Target”	the condition or conditions, relating to the performance of the Company over the Performance Period, imposed on the exercise of an Option

“Personal Data”	the name, home address, telephone number, e-mail address, date of birth, National Insurance or other individual reference number of an Optionholder or other employee, information including details of all rights to acquire Shares or other securities granted to such Optionholder and of Shares or other securities issued or transferred to such Optionholder pursuant to this Plan

“Personal Representatives”	the personal representatives of an Optionholder (being either the executors of his will to whom a valid grant of probate has been made or, if he dies intestate, the duly appointed administrator(s) of his estate) who have produced to the Company evidence of their appointment as such

“Plan”	The Smith & Nephew 2004 Executive Share Option Plan, as set out in these rules and amended from time to time

“Salary”	the gross rate of basic annual salary (excluding any bonus, company pension contributions, and any other perquisites and benefits-in-kind) payable to a person at a given time by members of the Group

“SSCBA”	the Social Security Contributions and Benefits Act 1992

“Shares”	fully-paid ordinary shares in the capital of the Company

“Subscription Option”	a right to subscribe for Shares granted in accordance with, and subject to, the rules of this Plan

“Subsidiary”	any company which is for the time being a subsidiary (as defined in section 736 of the Companies Act) of the Company

“Taxes Act”	the Income and Corporation Taxes Act 1988

“TCGA”	the Taxation of Chargeable Gains Act 1992

“Trust”	any trust established by the Company for the benefit of employees of the Group and which may from time to time hold cash, Shares, ADRs or other securities for the purposes of this Plan

“Trustee”	the trustee or trustees for the time being of the Trust

“U.S. Option”	an Option which is subject to the additional terms set out in Schedule 1 to this Plan

“UKLA”	the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

“USA”	United States of America

“Vested Shares”

Option Shares in respect of which an Option may be exercised at a given time in consequence of either:-

(a)    the Optionholder having been notified that the Option may be exercised in respect of a given number or proportion of the Option Shares in consequence of the Performance Target having been met; or, if earlier

(b)    the Option having been deemed to have become vested as mentioned in Rule 18.6; or

(c)    the application of the provisions of Rules 25, 26 or 27

“Year”	a financial year of the Company

2.	INTERPRETATION

2.1	References to Shares or ADRs in respect of which an Option subsists at any time are to be read and construed as references to the Shares or ADRs over which the Option is then held (and in respect of which it has not then lapsed and ceased to be exercisable).

2.2	Words and expressions used in this Plan and in the ancillary documents which are not defined in Rule 1 have the meanings they bear for the purposes of ITEPA.

2.3	Any reference to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2.4	References to rules are to the rules of this Plan and no account shall be taken of the rule headings which are for ease of reference only.

2.5	Words denoting the masculine gender shall include the feminine.

2.6	Words denoting the singular shall include the plural and vice versa.

2.7	If any question, dispute or disagreement arises as to the interpretation of this Plan or of any rules, regulations or procedures relating to it or as to any question or right arising from or related to this Plan, the decision of the Committee shall (except as regards any matter required to be determined by the Auditors) be final and binding upon all persons.

3.	ADMINISTRATION

3.1	The Directors may from time to time make and vary such rules and regulations not inconsistent with the rules of the Plan and establish such procedures for its administration and implementation as they think fit.

3.2	In any matter in which they are required to act in connection with this Plan, the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Act 1996 shall not apply.

3.3	The Company shall bear the costs of the administration and implementation of this Plan.

PART B: GRANT OF OPTIONS

4.	ELIGIBILITY

4.1	Subject to the following provisions of this Rule 4, the Committee shall have absolute discretion as to the selection of persons to whom Options may be granted and, if appropriate, to determine whether Options are intended to qualify as Incentive Stock Options or be treated as Non-Qualified Stock Options.

4.2	An Option may only be granted to an Eligible Employee.

4.3	Subject to paragraph C of the Schedule to this Plan, an Option shall not be granted to any Eligible Employee within the period of 6 months ending with the date on which that person is bound to retire in accordance with his contract of employment.

4.4	An Option shall not be granted by any person other than the Company without the prior approval of the Directors.

5.	TIMING OF GRANT OF AN OPTION

5.1	An Option may only be granted during the period of:-

5.1.1	42 days following the Date of Approval;

5.1.2	42 days beginning with the fourth Dealing Day following an Announcement;

5.1.3	28 days immediately after the person to whom it is granted first becomes an Eligible Employee; or

5.1.4	subject to the Model Code, at any other time but only if, in the opinion of the Committee, the circumstances are exceptional.

5.2	If the Grantor is restricted by statute, order or regulation (including any regulation, order or requirement imposed on the Company by the London Stock Exchange or any other regulatory authority) from granting an Option within any period as mentioned in Rules 5.1.1, 5.1.2 or 5.1.3, the Grantor may grant an Option at any time during the period of 42 days (or, in the circumstances referred to in Rule 5.1.3, 28 days) beginning with the date on which all such restrictions are removed.

5.3	No Option may be granted in breach of the Model Code.

5.4	No Option may be granted after 6 May 2014.

6.	GRANT EFFECTED BY EXECUTION OF A DEED

6.1	An Option shall be granted by the Grantor executing a deed, substantially in the form set out in Schedule 2.

6.2	As soon as practicable after an Option has been granted the Company shall procure the issue to the Optionholder of an Option Certificate (which may be in an electronic form) which specifies:-

6.2.1	the Grantor;

6.2.2	the Date of Grant;

6.2.3	the number of Option Shares;

6.2.4	the Exercise Price;

6.2.5	the Performance Target;

6.2.6	the last date on which the Option may be exercised;

6.2.7	that it is a condition of exercise of the Option that the Optionholder agrees to indemnify the Grantor and the Optionholder’s Employer in respect of any Option Tax Liability.

and is otherwise substantially in one of the forms set out in Schedule 3 or such other form as the Grantor may from time to time specify.

6.3	The Committee may determine that an Option shall be subject to the additional terms and conditions set out in the Schedule to this Plan (and which relates to the grant of Options to persons resident in the USA). In respect of Options intended to qualify as Incentive Stock Options, the provisions of Schedule 1 to this Plan shall supersede any contrary provisions of this Plan and shall supplement complementary provisions of this Plan. In addition, any provisions of the Plan that would cause an Option intended to qualify as an Incentive Stock Option to fail to meet the requirements as applicable United States law shall be deemed ineffective with respect to an Incentive Stock Option.

7.	ACCEPTANCE OF AN OPTION

7.1	Unless the Grantor otherwise determines in relation to the grant of an Option, an Option shall not in any event be capable of being exercised on any occasion unless the Optionholder has, within the period of 30 days after the Date of Grant (or such later time as the Grantor may notify to the Optionholder), notified the Company of his acceptance of such Option and has agreed to be bound by the rules of this Plan by executing and delivering to the Grantor a duly completed Form of Acceptance, substantially in the form set out in Schedule 4 or such other form as the Grantor may from time to time specify and notify to the Optionholder.

Tax indemnity

7.2	In accepting an Option, the Optionholder shall indemnify the Optionholder’s Employer against any Option Tax Liability.

Transfer of burden of Employer’s NICs

7.3	In accepting an Option, the Optionholder shall, if required by the Grantor, agree with and undertake to the Company and any other company which is the Optionholder’s Employer that:-

7.3.1	the Optionholder’s Employer may (if or insofar as it is lawful to do so) recover from the Optionholder, as mentioned in Rule 7.2, the whole or any part of any Employer’s NICs payable in respect of any Option Gain; and

7.3.2	the Optionholder shall enter into a joint election with the Optionholder’s Employer (in a form approved by the Inland Revenue under paragraph 3B of Schedule 1 to the SSCBA) for the transfer to the Optionholder of the whole, or such part as the Company may determine, of any liability of the Optionholder’s Employer to Employer’s NICs on any Option Gain.

8.	DATA PROTECTION

In accepting the grant of an Option, an Optionholder shall agree and consent to:-

(a)	the collection, use, processing and transfer of his Personal Data by any member of the Group, any Associated Company or Jointly-Owned Company and, if it is not the Company, the Grantor and any third party trustee or administrator of the Plan;

(b)	members of the Group, any Associated Company or Jointly-Owned Company and, if it is not the Company, the Grantor and any third party trustee or administrator of the Plan, transferring the Optionholder’s Personal Data amongst themselves for the purposes of implementing, administering and managing this Plan and the grant of Options and the acquisition of Shares pursuant to Options;

(c)	the use of Personal Data by any such person for any such purposes; and

(d)	the transfer to and retention of Personal Data by third parties including any third party trustee or administrator of the Plan (whether or not any such third party is situated outside the European Economic Area) for or in connection with such purposes.

9.	EXERCISE PRICE

9.1	Subject to Rule 9.2 and any adjustment being made pursuant to Rule 28, the Exercise Price shall be determined by the Committee (with the prior consent of the Grantor, if appropriate) but shall be not less than Market Value.

9.2	The Exercise Price in respect of a Subscription Option shall not (except as mentioned in sub-paragraph (c) of Rule 28.1) be less than the nominal value of a Share.

10.	RELATIONSHIP WITH CONTRACT OF EMPLOYMENT

10.1	The grant of an Option shall not form part of the Optionholder’s entitlement to remuneration or benefits pursuant to his contract of employment nor does the existence of a contract of employment between any person and the Company or any present or past Subsidiary, Associated Company or Jointly-Owned Company, give such person any right or entitlement to have an Option granted to him in respect of any number of Shares or any expectation that an Option might be granted to him, whether subject to any conditions or at all.

10.2	The rights and obligations of an Optionholder under the terms of his contract of employment with the Company or any present or past Subsidiary, Associated Company or Jointly-Owned Company shall not be affected by the grant of an Option or his participation in this Plan.

10.3	The rights granted to an Optionholder on the grant of an Option shall not afford the Optionholder any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with the Company or any present or past Subsidiary, Associated Company or Jointly-Owned Company for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair).

10.4	An Optionholder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of his office or employment with the Company or any present or past Subsidiary, Associated Company or Jointly-Owned Company for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair).

11.	NON-TRANSFERABILITY OF OPTIONS

11.1	An Option is personal to an Optionholder and may not be transferred during his lifetime.

11.2	An Option shall immediately lapse and cease to be exercisable if the Optionholder:-

11.2.1	transfers or assigns it (other than to his Personal Representatives), mortgages, charges or otherwise disposes of it;

11.2.2	is adjudged bankrupt or an interim order is made because he intends to propose a voluntary arrangement to his creditors under the Insolvency Act 1986;

11.2.3	makes or proposes a voluntary arrangement under the Insolvency Act 1986, or any other plan or arrangement in relation to his debts, with his creditors or any section of them; or

11.2.4	is otherwise deprived (except on death) of the legal or beneficial ownership of the Option by operation of law or doing or omitting to do anything which causes him to be so deprived.

12.	COMPANY LIMITS ON THE GRANTING OF SUBSCRIPTION OPTIONS

Institutional Limits

5% in 10 year limit for executive (discretionary) schemes

12.1	The number of Shares in respect of which Subscription Options may be granted on any day, when added to the number of Shares issued and in respect of which rights to subscribe for Shares have previously been granted (and which have neither been exercised nor have ceased to be exercisable) pursuant to this Plan and any other executive (discretionary) share scheme in the period of ten years preceding that day shall not exceed 5 per cent of the Ordinary Share Capital.

10% in 10 year limit for all schemes

12.2	The number of Shares in respect of which Subscription Options may be granted on any day, when added to the number of Shares issued or in respect of which rights to subscribe for Shares have previously been granted (and which have neither been exercised nor have ceased to be exercisable) pursuant to this Plan and any other employees’ share scheme in the period of ten years preceding that day shall not exceed 10 per cent of the Ordinary Share Capital.

12.3	For the purposes of this Rule 12, references to rights to subscribe for Shares shall be taken to include references to a right to acquire Shares issued or to be issued out of treasury.

US Internal Revenue Limit

12.4	For the purpose only of satisfying the requirements of section 422(b)(1) of the Code, the maximum aggregate number of Shares over which Incentive Stock Options may be granted pursuant to and in accordance with this Plan shall be 45,000,000, subject to adjustment pursuant to Rule 28.

13.	INDIVIDUAL LIMITS ON THE GRANTING OF OPTIONS

13.1	The aggregate Market Value (as at the respective Dates of Grant) of Shares in respect of which Options may be granted to an Eligible Employee in any Year shall not, except in consequence of the application of Rule 13.2, be greater than the amount of such Eligible Employee’s Salary at the Date of Grant.

13.2	If, in relation to an Option, the Optionholder is required (as mentioned in Rule 7.3) to bear the cost of Employer’s NICs payable on any Option Gain, the number of Shares in respect of which such Option is granted may (notwithstanding the limit imposed by Rule 13.1), be increased by such number of Shares as the Committee shall determine to be appropriate (having regard to the expected rate of Employer’s NICs) for the purpose of compensating the Optionholder for assuming, or agreeing to assume, the burden of such Employer’s NICs.

PART C: EXERCISE OF OPTIONS

14.	GENERAL RULES

14.1	An Option may not be exercised on any occasion if such exercise would not then be in compliance with the Model Code.

14.2	An Option may not be exercised if the Optionholder, having been required to do so as mentioned in Rule 7.3.2, has not then entered into a joint election for the transfer to him of the liability to Employer’s NICs on the Option Gain.

15.	PERFORMANCE TARGETS

15.1	Exercise of an Option shall be conditional beginning not earlier than that in which the Option is granted, on the performance of the Company, measured over a minimum period of three Years against such objective criteria as shall be determined by the Committee.

15.2	A Performance Target may provide that the Option shall become vested in respect of a given number or proportion of the Option Shares according to whether, and the extent to which, any specified target level of performance is met or exceeded.

15.3	After an Option has been granted, the Committee may, in appropriate circumstances, amend or waive altogether a Performance Target PROVIDED THAT:-

15.3.1	an amendment shall not be made unless an event has occurred or events have occurred in consequence of which the Committee reasonably considers that the existing Performance Target should be amended to ensure that either:-

(a)	the objective criteria against which performance will then be measured will be a fairer measure of performance; or

(b)	any amended Performance Target will afford a more effective incentive to the Optionholder; and

15.3.2	in either case, the amended Performance Target will be no more difficult to satisfy than was the original Performance Target when first set.

15.4	If, in consequence of a Performance Target being met, an Option becomes vested in respect of some, but not all, of the Shares over which it is held, it shall thereupon lapse and cease to be exercisable in respect of the balance of the Option Shares.

15.5	The Company shall, as soon as practicable after the end of a Performance Period, notify Optionholders in writing of the number or proportion of the Option Shares in respect of which an Option has become vested.

16.	EARLIEST DATE FOR EXERCISE

Save as otherwise provided in Rules 18, 18.4, 19, 25, 26 and 27 an Option may only be exercised on or after the third anniversary of the Date of Grant, or such later time as the Grantor may specify on the Date of Grant.

17.	LAST DATE FOR EXERCISE

An Option may not be exercised on or after the tenth anniversary of the Date of Grant or such earlier date as the Grantor may specify when the Option is granted.

18.	CESSATION OF EMPLOYMENT

18.1	The provisions of Rules 18.2 and 18.3 shall apply if an Optionholder ceases to hold office or employment within the Group by reason of:-

18.1.1	Injury, ill-health or disability (evidenced to the satisfaction of the Committee);

18.1.2	redundancy (within the meaning of the Employment Rights Act 1996);

18.1.3	retirement;

18.1.4	death;

18.1.5	the fact that the office or employment by virtue of which he is eligible to participate in this Plan relates to a business or part of a business which is transferred to a person or Company which is not an Associated Company, a Jointly-Owned Company or a member of the Group; or

18.1.6	the fact that the company with which he holds the office or employment by virtue of which he is eligible to participate in this Plan is no longer a member of the Group or an Associated Company or a Jointly-Owned Company.

18.2	Subject to Rule 18.8, if such cessation occurs after the end of the Performance Period, the Optionholder may, within the period of 6 months beginning with the date of such cessation (or, if later, the third anniversary of the Date of Grant), exercise an Option, but only in respect of Vested Shares.

18.3	If such cessation occurs during the Performance Period, the Optionholder (or, if he has died, his Personal Representatives) may retain the benefit of an Option granted to him and exercise such Option within the period of 6 months beginning with the third anniversary of the Date of Grant, or such longer period (not exceeding 12 months beginning with the third anniversary of the Date of Grant) as the Committee may determine, but only in respect of a proportion of the Vested Shares corresponding to such proportion of the Performance Period as fell before the date of such cessation.

18.4	If and to the extent that an Option is not exercised within the relevant period of 6 months mentioned in Rule 18.2 or 18.3, or such longer period as the Committee may permit, such Option shall lapse and cease to be exercisable at the end of such period.

Death in service – before the end of a Performance Period

18.5	If the Optionholder dies in service during the Performance Period, the Optionholder’s Personal Representatives may, if the Committee so determines, exercise his Option within the period of 12 months beginning with the date of death, over a proportion, corresponding to such proportion of the Performance Period as fell before the date on death, of such of the Option Shares as are deemed to be Vested Shares. In this event, Rule 18.3 shall not apply and the Optionholder’s Personal Representatives shall have no further right or entitlement to any Option Shares.

Deemed vesting

18.6

For the purposes of Rule 18.5, Option Shares shall be deemed to be vested only if and to the extent that the Committee is of the opinion that the performance of the Company, judged as at the time of death, is such that the Performance Target is likely to be met to a particular extent so that a given percentage of the Option Shares would, if the Optionholder had remained an employee within the Group throughout the Performance Period, be likely to become Vested Shares and accordingly the Personal Representatives may only exercise such Option over the said proportion of such percentage of the Option Shares.

Committee discretion to vary the proportion which vests

18.7	The Committee may increase the proportion of Option Shares which become or are deemed to be Vested Shares as mentioned in Rules 18.3 and 18.5, but only if and insofar as the Committee is then satisfied that such increase is justified by the performance of the Company.

Death in service – after the end of a Performance Period

18.8	If an Optionholder dies in service after the end of a Performance Period, his Personal Representatives may exercise his Option within the period of 12 months beginning with the date of his death in respect of Vested Shares. The Option shall, to the extent that it has not then been exercised, lapse and cease to be exercisable at the end of that period.

Death after service

18.9	If an Optionholder dies after ceasing to hold office or employment within the Group, his Personal Representatives may exercise his Option:-

18.9.1	within the period of 12 months beginning with the date of his death in respect of Vested Shares at the time of death; or

18.9.2	if the Optionholder dies before the end of the Performance Period, within the period of 12 months beginning with the third anniversary of the Date of Grant but only in respect of a proportion of the Vested Shares corresponding to such proportion of the Performance Period as fell before the date of such cessation.

The Option shall, to the extent that it has not then been exercised, lapse and cease to be exercisable at the end of that period.

19.	LEAVING FOR OTHER REASONS

Leaving before the end of a Performance Period

19.1	If an Optionholder ceases to hold office or employment within the Group during a Performance Period for any reason other than those set out in Rule 18, he may only exercise his Option (if at all) in relation to such proportion of the Option Shares, and within such period, as the Committee shall determine and notify to him. The Option shall, to the extent that it has not then been exercised, lapse and cease to be exercisable at the end of any period so notified to him.

19.2	Unless a determination as mentioned in Rule 19.1 is made by the Committee within the period of three months beginning with the date of cessation, the Option may not be exercised and shall be deemed to have lapsed and ceased to be exercisable as from the date of cessation.

Leaving after the end of a Performance Period

19.3	If an Optionholder ceases to hold office or employment within the Group after the end of a Performance Period for any reason other than those set out in Rule 18, he may exercise his Option (if at all) in respect of Option Shares which were Vested Shares at the date of cessation, within the period of 6 months beginning with the date of cessation. The Option shall, to the extent that it has not then been exercised, lapse and cease to be exercisable at the end of that period.

20.	TIME OF LEAVING

For the purposes of Rules 18 and 19, an Optionholder shall be treated as ceasing to hold office or employment within the Group only when he no longer holds any office or employment with any member of the Group, any Associated Company or any Jointly-Owned Company or is summarily dismissed from any such office or employment.

21.	MANNER OF EXERCISE OF AN OPTION

21.1	To exercise an Option, the Optionholder shall serve a written notice on the Grantor which:-

21.1.1	specifies the number of Option Shares over which the Option is exercised on that occasion which in any event shall not:-

(a)	exceed the number of Option Shares; nor

(b)	be less than 100 Shares or 20 ADRs, if less, the number of Vested Shares; and

21.1.2	unless the Optionholder has entered into arrangements approved by the Company for procuring payment to the Company of the aggregate Exercise Price, is accompanied by payment of the Exercise Price;

and is otherwise substantially in the form set out in Schedule 5 or in such form as the Grantor may from time to time determine.

22.	ISSUE OR TRANSFER OF SHARES OR ADRS

22.1	Subject to Rule 23, within the period of 30 days beginning with the date on which the Grantor receives a Notice of Exercise which complies with Rule 21.1, the Company (if it is the Grantor) shall allot or otherwise procure the transfer, or the Grantor (if it is not the Company) shall transfer or procure the issue of the number of Shares or ADRs specified in the Notice to the Optionholder.

22.2	If the Grantor is restricted from issuing, transferring or procuring the transfer of Shares on the exercise of an Option by reason of any statutory, regulatory or other legal provision or rule or the Model Code or any other requirement or guidance issued by the London Stock Exchange or on behalf of institutional investors in the Company or any other body and which relates to dealings in Shares or ADRs by directors or employees or any member of the Group, the Grantor shall not be obliged to issue, transfer or procure the transfer of the Shares or ADRs until after all such restrictions are lifted and shall then do so within the immediate period of 30 days.

22.3	Subject to Rule 22.4, as soon as reasonably practicable after the allotment or transfer of any Shares or ADRs pursuant to Rules 22.1 or 22.2, the Grantor shall procure:-

22.3.1	the issue of a definitive share certificate or such acknowledgement of shareholding as is prescribed from time to time in respect of the Shares or ADRs so allotted or transferred to the Optionholder;

22.3.2	if Shares are to be allotted, and on the date of allotment Shares of the same class are listed on the Official List, that any Shares so allotted are admitted to the Official List.

22.4	If the Optionholder requests, some or all of the Shares he acquires on the exercise of an Option may be issued or transferred to a nominee of the Optionholder, provided that beneficial ownership of the Shares shall be vested in the Optionholder.

PART D: RECOVERY OF TAX

23.	RECOVERY OF TAX

If an Option Tax Liability arises on the vesting, exercise or release of, or acquisition of Shares or ADRs pursuant to, an Option then, unless:-

(a)	the Optionholder has indicated (either in the Notice of Exercise or other manner as the Company may specify) that he will make a payment to the Company of an amount equal to the Option Tax Liability; and

(b)	the Optionholder does, within 14 days of being notified by the Company of the amount of the Option Tax Liability, make such payment to the Company the Grantor shall, to the extent necessary to satisfy the indemnity given in Rule 7.2, have the right:-

(i)	to retain and sell Shares or ADRs acquired pursuant to the Option and procure payment to the Optionholder’s Employer, out of the net proceeds of sale of such Shares or ADRs (after deducting fees, commissions and expenses incurred in relation to the sale), of monies sufficient to satisfy such indemnity; or

(ii)	to withhold the necessary amount from any payment of the Optionholder’s remuneration.

PART E: CORPORATE TRANSACTIONS

24.	INTERNAL RECONSTRUCTION

24.1	If:-

24.1.1	in consequence of a demerger, reorganisation, reconstruction or amalgamation, the Company will come under the Control of another company, or the business of the Company will then be carried on by another company and, in either case, substantially all of the persons who owned the Ordinary Share Capital immediately before such change of Control will immediately thereafter continue to have Control of the Company and will then own more than 50 per cent of the issued ordinary share capital of such other company (other than fixed-rate preference shares); and

24.1.2	an Optionholder is invited to accept an Exchange of Options

then:-

(a)	the provisions of Rules 25 and 26 shall not apply; and

(b)	Options shall lapse and cease to have effect at the end of the period of 21 days beginning with the date on which such invitation is made or, if later, the end of the period in which the Optionholder may accept such invitation.

24.2	The following provisions of Rules 25 and 26 shall have effect subject to this Rule 24.

25.	DEMERGER, REORGANISATION, RECONSTRUCTION OR AMALGAMATION

25.1	If the Company’s shareholders are notified of a proposed demerger of the Company or of any Subsidiary, Options may be exercised (notwithstanding that any Performance Target is not then satisfied) over such number or proportion of the Option Shares as the Committee (with the consent of the Grantor, if it is not the Company) may then determine and notify to Optionholders and within such period as the Committee may specify in the notice to Optionholders.

25.2	Options shall, to the extent not then exercised, lapse and cease to be exercisable at the end of that period.

25.3	No such notice shall be given by the Committee unless the Auditors have confirmed in writing to the Committee that (disregarding any Performance Target subject to which any Option is then exercisable) the interests of Optionholders would or might be substantially prejudiced if, before the proposed demerger has effect, Optionholders could not exercise their Options and be registered as the holders of the Shares or ADRs so acquired.

25.4	If notice is given to shareholders of the Company of a resolution to approve the reorganisation, reconstruction or amalgamation of the Company or of any other member of the Group, the Committee may vary the terms of exercise of Options granted on any occasion and/or the relevant Performance Targets in such manner as the Committee may determine and notify to Optionholders.

25.5	In making any such determination as is mentioned in Rules 25.1 and 25.4, the Committee shall act fairly and reasonably, taking proper account of the circumstances and having due regard to the objectives of the Company in establishing this Plan, and shall apply the same criteria to the holders of all Options granted on the same occasion.

26.	CHANGE OF CONTROL

26.1	If, as a result of:-

26.1.1	a general offer to acquire the whole of the Ordinary Share Capital other than Shares held in treasury which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

26.1.2	a general offer to acquire all the shares in the Company of the same class as the Shares other than Shares held in treasury; or

26.1.3	a compromise or arrangement sanctioned by the court pursuant to section 425 of the Companies Act 1985 the Company shall come under the Control of another person or persons, Options may be exercised (notwithstanding that any Performance Target is not then satisfied):-

(a)	within the period of one month (or such longer period, not exceeding six months, as the Committee may determine and notify to Optionholders) beginning with the Change of Control;

(b)	in respect of a proportion of the Option Shares (corresponding to such proportion of the Performance Period as fell before the Change of Control) or such greater proportion of the Option Shares as the Committee may determine and notify to Optionholders PROVIDED THAT no such determination shall be made by the Committee unless and insofar as the Committee is then satisfied that such increase in the proportion of the Option Shares in respect of which any Option may then be exercised is justified by the performance of the Company since the Date of Grant.

26.2	Options shall, to the extent not then exercised, lapse and cease to be exercisable at the end of such period as is mentioned in sub-paragraph (a) above.

26.3	If at any time any person becomes entitled or bound to acquire Shares under sections 428 to 430F (inclusive) of the Companies Act, Options may then be exercised (notwithstanding that any Performance Target is not then satisfied):-

(a)	within such period as such person remains so entitled or bound to acquire Shares; and

(b)	in respect of such proportion of the Option Shares as is mentioned in or determined pursuant to sub-paragraph (b) of Rule 26.1 above and, to the extent not then exercised, such Options shall lapse and cease to be exercisable at the end of such period.

26.4	For the purposes of the preceding provisions of this Rule 26, a person shall be deemed to have Control of the Company if he and others acting in concert with him have together obtained Control of it.

27.	WINDING-UP

27.1	If the Company’s shareholders are notified of a resolution for the voluntary winding-up of the Company, Options may be exercised (notwithstanding that any Performance Target is not then satisfied) over such number or proportion of the Option Shares as the Committee may determine and notify to Optionholders, at any time before the winding-up commences, or within such other period as the Committee may notify to Optionholders.

27.2	All Options shall immediately lapse and cease to be exercisable on the commencement of the Company’s winding-up.

PART F: AMENDMENTS

28.	VARIATION OF SHARE CAPITAL

28.1	If the Ordinary Share Capital is altered by way of capitalisation or rights issue, sub-division, consolidation or reduction or there is any other variation in the share capital of the Company, the Committee may make such adjustment as it considers appropriate:-

28.1.1	to the aggregate number or amount of Shares or ADRs subject to any Option; and/or

28.1.2	to the Exercise Price of any Option; and/or

28.1.3	if an Option has been exercised but no Shares or ADRs have been allotted or transferred in accordance with Rule 22.1, to the number of Shares or ADRs which may be so allotted or transferred and the Exercise Price of each Share or ADR; and/or

28.1.4	to the maximum limit on the number of Shares that can be subject to Incentive Stock Options as mentioned in Rule 12.4, and to the maximum limit on the number of Shares subject to Options and Awards granted to any individual in any calendar year, as mentioned in Schedule 1

PROVIDED THAT:-

(a)	except in the case of a sub-division, consolidation or a capitalisation issue, the Auditors shall give written confirmation that the adjustment is, in their opinion, fair and reasonable;

(b)	except insofar as the Directors (on behalf of the Company) agree to capitalise the Company’s reserves and apply the same at the time of exercise in paying up the difference between the Exercise Price and the nominal value of the Shares, the Exercise Price of any Subscription Option shall not be reduced below a Share’s nominal value;

(c)	the number of Shares as so adjusted has been rounded down to the nearest whole number and the Exercise Price has been rounded up to the nearest whole penny; and

(d)	if the Grantor is not the Company, no such adjustment shall be made without the Grantor’s consent.

28.2	The Directors (on behalf of the Grantor) shall notify every Optionholder affected by an adjustment under Rule 28.1 as soon as reasonably practicable after making the adjustment.

28.3	The Directors shall deliver, or procure the delivery of, a revised Option Certificate to any Optionholder who makes a request (in writing) for an amended Option Certificate.

29.	ALTERATION OF THE PLAN

29.1

The Directors may at any time alter or add to any of the provisions of this Plan in any respect PROVIDED THAT no such alteration or addition shall be made to the advantage of existing or new Optionholders to the provisions relating to eligibility to participate, the overall limitations on the issue of new Shares, the limit applicable to the number of Shares that may be subject to Incentive Stock Options, the individual limitations on Option grants under this Plan, the basis for determining Optionholders’ rights to acquire Shares or

ADRs, the adjustment of such rights in the event of variation of the Ordinary Share Capital or this Rule 29 without the prior approval by ordinary resolution of the shareholders of the Company SAVE THAT the provisions of this Rule 29.1 shall not apply to the extent that such alteration or addition is in the opinion of the Directors:-

29.1.1	a minor amendment which is necessary or appropriate to benefit the administration of this Plan;

29.1.2	to take account of any change in legislation; or

29.1.3	to obtain or maintain favourable tax, exchange control or regulatory treatment for existing or new Optionholders, the Company or any Associated Company; and

29.1.4	if in relation to any Options the Grantor is not the Company, no alteration or addition shall be made to the terms of such Options without the approval of the Grantor.

29.2	Details of any alteration or addition shall be given by the Directors (on behalf of the Company) to every affected Optionholder (if any) as soon as reasonably practicable.

PART G: MISCELLANEOUS

30.	SERVICE OF DOCUMENTS

30.1	Except as otherwise provided in this Plan, any notice or document to be given by, or on behalf of, the Company or other Grantor or any administrator of this Plan to any Eligible Employee or Optionholder in accordance or in connection with this Plan shall be duly given:-

30.1.1	by sending it through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, it shall be deemed to have been duly given on the day after posting and if sent by second class post on the second day after posting; or

30.1.2	if he holds office or employment with any member of the Group or any Associated Company or Jointly-Owned Company, by delivering it to him at his place of work or by sending a facsimile transmission or an e-mail addressed to him at his place of work and, if so sent, it shall be deemed to have been duly given on the day following transmission SAVE THAT a notice or document shall not be duly given by e-mail unless that person is known by his employer company to have personal access during his normal business hours to information sent to him by e-mail.

30.2	Any notice or document so sent to an Eligible Employee or Optionholder shall be deemed to have been duly given notwithstanding that such person is then deceased (and whether or not the Company or other Grantor has notice of his death) except where his Personal Representatives have supplied an alternative address to which documents are to be sent to the Company.

30.3	Any written notice or document to be submitted or given to the Grantor, the Company or any administrator of this Plan in accordance or in connection with this Plan may be delivered, sent by post, facsimile transmission or e-mail but shall not in any event be duly given unless:-

30.3.1	it is actually received (or, in the case of an e-mail, opened) by the secretary of the Company or such other individual as may from time to time be nominated by the Company and whose name and address is notified to Optionholders; and

30.3.2	if given by e-mail (and if so required by the Company), it includes a digitally encrypted signature of the Optionholder.

30.4	For the purposes of this Plan, an e-mail shall be treated as not having been duly made or received if the recipient of such e-mail notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or other computer programme which could alter, damage or interfere with any computer software or e-mail.

31.	OBLIGATION TO ENSURE SUFFICIENT AVAILABLE SHARES

31.1	The Company shall always keep sufficient authorised but unissued Shares available to satisfy the exercise in full of all Subscription Options for the time being remaining capable of being exercised under this Plan.

31.2	No Option to purchase existing Shares or ADRs shall be granted by any person unless that person beneficially owns such Shares or ADRs at the Date of Grant or the Directors are satisfied that sufficient Shares will be made available to satisfy the exercise in full of all Options granted or to be granted by that person.

31.3	The Company may issue Shares, and grant rights to acquire Shares or ADRs, to the trustees of any trust established for the benefit of persons who include employees of the Group for the purpose of enabling such trustees, in the exercise of their powers to:-

31.3.1	grant Options; and

31.3.2	transfer or procure the issue or transfer of Shares or ADRs on the exercise of Options granted by such trustees

PROVIDED THAT any Shares issued or in respect of which rights are granted by the Company (and, if not exercised, have not lapsed) shall count in applying the overall limitations on the issue of Shares imposed by Rule 12.

32.	STAMP DUTY

Any stamp duty or stamp duty reserve tax payable in respect of a transfer of Shares to or at the direction of the Optionholder (other than stamp duty or stamp duty reserve tax payable on a sale of Shares by the Grantor at the direction of the Optionholder) shall be paid by the Company or, if different, the Grantor (who shall be reimbursed by the Company).

33.	RIGHTS ATTACHING TO SHARES

33.1	The allotment or transfer of any Shares or ADRs under this Plan shall be subject to the Company’s Memorandum and Articles of Association, the Listing Rules, the model Code or any other requirement or guidance issued by the UKLA or the London Stock Exchange or the New York Stock Exchange and which relates to dealings in Shares by directors or employees of any member of the Group and to any necessary consents of any governmental or other authorities (whether in the United Kingdom or otherwise) under any enactments or regulations from time to time in force. It shall be the responsibility of the Optionholder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity of any such consent.

33.2	Shares or ADRs allotted or transferred under this Plan shall rank equally in all respects with the Shares then in issue except for any rights attaching to such Shares or ADRs by reference to a record date prior to the date of such allotment or transfer.

34.	JURISDICTION

34.1	This Plan and any Option shall be governed by, and construed in accordance with, the laws of England and Wales.

34.2	The courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning an Option and any matter arising from or in relation to this Plan.

35.	PURCHASES BY TRUSTEE

Subject to Rule 23, a Participant may, subject to the Model Code, direct the Trustee to sell Shares or ADRs on his behalf and, in this event, the Shares or ADRs may, if the Trustee so determines, be purchased by the Trustee PROVIDED THAT the price per Share or ADR paid by the Trustee is not less than the Market Value of a Share or ADR on the date of purchase.

36.	THIRD PARTY RIGHTS

Except as otherwise expressly stated to the contrary, neither this Plan nor the making of any Award shall have the effect of giving any third party any rights under this Plan pursuant to the Contracts (Rights of Third Parties) Act 1999 and that Act shall not apply to this Plan or to the terms of any Award under it.

SCHEDULE 1

(as mentioned in rule 6.3)

Supplemental terms relating to the grant of

Options to employees based in the USA

A.	Subject to the following provisions of this Schedule, the Committee may (and in the case of an Option to be granted to an Eligible Employee who is a resident of the U.S.A., shall) determine that an Option shall be subject to the additional terms set out in this Schedule and any such Option is referred to below as “a U.S. Option”.

B.	A U.S. Option may not be granted otherwise than in compliance with the US Securities Act of 1933 (as amended), if applicable, and all applicable US State Securities laws, as they are in effect at the time of grant of the Option.

C.	A U.S. Option may be granted to any Eligible Employee working in the United States of America notwithstanding that he is at the Date of Grant within six months of the date on which he is bound to retire in accordance with the term of his contract of employment and rule 4.3 shall not apply to restrict the grant of such Option.

D.	A U.S. Option may not be exercised unless such exercise is in compliance with the US Securities Act of 1933 (as amended), if applicable, and all applicable US state securities laws, as they are in effect at the time of exercise of such Option.

E.	Unless sold outside of the United States of America in a manner which removes the sale from the purview of the US federal securities laws, all Shares acquired upon the exercise of a U.S. Option must be held indefinitely unless they are registered under the Securities Act of 1933 or an exemption from registration is available.

F.	The transfer of any Shares acquired upon the exercise of a U.S. Option may be restricted or affected by various state securities laws in the United States of America.

G.	Unless the Committee otherwise specifies, a US Option shall be an Option to acquire ADRs representing Shares, rather than over Shares.

H.	The Committee may, in relation to any Option, determine and specify that such Option shall be an Incentive Stock Option and a U.S. Option which is intended to be such an Incentive Stock Option is referred to below as an “ISO”.

I.	The aggregate Fair Market Value (determined as at the Date of Grant) of the Shares over which Incentive Stock Options held by an individual first become exercisable in any calendar year (under this Plan and all other incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000 (or such other limit as may be required by the Code), if such limitation is necessary to qualify the Option as an Incentive Stock Option, and to the extent an Option or Options granted to an Optionholder exceed such limit, such Option or Options shall be treated as a Non-Qualified Stock Option.

J.	An ISO shall not be granted to any individual unless the Company is then the “parent corporation” (as that term is defined in section 424(e) of the Code) of the corporation which, in relation to such individual, is then the employer corporation.

K.	The price payable for Shares upon exercise of an ISO shall be not less than the Fair Market Value of such Shares on the Date of Grant.

L.	An ISO shall not be granted at any time to any individual who, at that time, owns 10 per cent or more of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation unless:-

(a)	the Exercise Price is at least 110 per cent of the Fair Market Value of Shares subject to the Option on the Date of Grant; and

(b)	the Option may not be exercised after the expiration of 5 years from the Date of Grant.

M.	No modification, extension or renewal of an ISO shall be made under any power contained in this Plan which would give the Optionholder additional benefits for the purposes of section 424(h)(3) of the Code.

N.	If the Optionholder disposes of any Shares acquired pursuant to the exercise of an ISO before the second anniversary of the Date of Grant or, if later, the first anniversary of the date on which the Shares are allotted or transferred to him then such Option shall cease to be an ISO and the Optionholder shall notify the Company in writing within 14 days of such disposition.

O.	The maximum number of Shares that shall be subject to all Options granted under the Plan, all Awards granted under the Company’s 2004 Performance Share Plan and all Matching Shares granted under the Company’s 2004 Co-investment Plan to any individual in any calendar year shall not exceed 400,000 Shares in the aggregate, subject to adjustment in accordance with Rule 28.

SCHEDULE 2

THE SMITH & NEPHEW 2004 EXECUTIVE SHARE OPTION PLAN

DEED OF GRANT

[Smith & Nephew plc/[                    ] Trustees Limited (acting in its capacity as trustee of the [Smith & Nephew Employees’ Share Trust]*GRANTS to each of the Eligible Employees named [below/in the Schedule attached to this Deed] an Option to [acquire/subscribe] such number of Shares [ADRs] as is respectively shown against the name of each such Eligible Employee at an Exercise Price shown opposite his name. Each such Option shall be exercisable only subject to, and in accordance with, the rules of The Smith & Nephew 2004 Executive Share Option Plan as amended from time to time (the “Plan”).

Words and phrases used in this Deed of Grant have the meanings given in Rule 1 of the Plan.

[Schedule]

Name	No. of Option Shares/ADRs	Exercise Price	Incentive Stock Option
£/$

EXECUTED AS A DEED this [ ] day of	)
[ ] 200[ ] by [SMITH &	)
NEPHEW plc/ [ ] TRUSTEES	)
LIMITED]* acting by:-)

Director/Authorised Signatory

Director/Secretary

* Delete as appropriate

SCHEDULE 3

THE SMITH & NEPHEW 2004 EXECUTIVE SHARE OPTION PLAN

OPTION CERTIFICATE

Name of Optionholder:

Address of Optionholder:

Employer Company:

National Insurance No:

Date of Grant:

Number of Shares:

Exercise Price:

This is to certify that [SMITH & NEPHEW plc/[                        ] TRUSTEES LIMITED]* (the “Grantor”) has granted the Optionholder named above an Option to [subscribe for/acquire]** the above number of Shares in the Company at the above Exercise Price.

The Option is exercisable subject to, and in accordance with, the rules of The Smith & Nephew 2004 Executive Share Option Plan, as amended from time to time. The Option may not normally be exercised before the Optionholder has been notified that the Performance Target set out in the Appendix to this Option Certificate has been met.

The Option may not be exercised after the day immediately preceding the tenth anniversary of the Date of Grant shown above.

This Option will lapse and cease to be exercisable unless the Optionholder executes and returns to the Grantor so as to be received no later than [                    ] the enclosed Form of Acceptance.

The Option is not transferable but may be capable of exercise by the Optionholder’s personal representatives if the Optionholder dies.

It is a condition of the Option’s exercise that the Optionholder indemnifies the Company and the Optionholder’s Employer against any liability of any such person to account for any tax or NICs [(including employer’s NICs)]** arising upon the vesting, exercise or release of, or acquisition of Shares pursuant to, this Option (“Option Tax Liability”). If an Option Tax Liability arises on any occasion and, within 30 days, the appropriate amount cannot be withheld from payment of the Optionholder’s salary and the Company has not received payment from the Optionholder of such amount, the Grantor shall be entitled to sell sufficient of the Shares acquired on the exercise of the Option necessary to reimburse the Optionholder’s Employer and to procure payment out of the proceeds of sale to the Optionholder’s Employer, of the amount necessary to satisfy such indemnity.

[It is also a condition of the Option’s exercise that the Optionholder join with the Optionholder’s Employer (or former employer) in making an election for liability to employer’s NICs arising on the

*	Delete as appropriate
**	Delete as appropriate

vesting, exercise or release of, or the acquisition of Shares pursuant to, the Option to be transferred to the Optionholder]***.

for and on behalf of Smith & Nephew plc

Date

***	Delete as appropriate

[US Employee Stock Option Certificate]

THE SMITH & NEPHEW 2004 EXECUTIVE

SHARE OPTION PLAN

OPTION CERTIFICATE

Name of Optionholder:

Address of Optionholder:

[Employer Company:]

Date of Grant:

Number of ADRs:

Exercise Price:

Social Security Number:

Grantor:

This is to certify that [SMITH & NEPHEW plc/[                    ] TRUSTEES LIMITED]* has granted to the Optionholder named above an Option to [subscribe for/acquire]** the above number of [Shares/ADRs] in the Company at the above Exercise Price.

[The Option is intended to qualify as an Incentive Stock Option and, accordingly, the directors of the Company have determined that the Option is subject to the additional terms and conditions set out in Schedule 1 to the rules of the Plan.]

The Option is exercisable subject to and in accordance with the rules of The Smith & Nephew 2004 Executive Share Option Plan (as varied by the Schedule) as they are amended from time to time [and is also subject to the Performance Target] [and additional conditions] set out in the Appendix to this Option Certificate]. The Option may not normally be exercised before the Optionholder has been notified that the Performance Target set out in the Appendix to this Option Certificate has been met.

The Option may not be exercised after the day immediately preceding the tenth anniversary of the Date of Grant shown above.

This Option will lapse and cease to be exercisable unless the Optionholder executes and returns to the Grantor so as to be received no later than [                    ] the enclosed Form of Acceptance.

A charge to tax and social security or welfare contributions may arise upon the vesting, exercise, or release or acquisition of Shares of the Option. It is a condition of exercise of the Option that you agree to indemnify the Company (or your employer company, if different) against all liability to account for any tax and employees’ social security contributions (“Option Tax Liability”) which may be required to be accounted for on your behalf at that time. If an Option Tax Liability arises on any occasion and, within 30 days, the appropriate amount cannot be withheld from payment of the

*	Delete as appropriate

Optionholder’s salary and the Company has not received payment from the Optionholder of such amount, the Grantor shall be entitled to sell sufficient of the Shares or ADRs acquired on the exercise of the Option necessary to reimburse the Optionholder’s Employer and to procure payment out of the proceeds of sale to the Optionholder’s Employer, of the amount necessary to satisfy such indemnity.

[In accordance with the United States Securities Act of 1933, as amended, the [insert relevant state security law] or any other applicable Securities Laws of any State of the United States, restrictions may apply to the sale, transfer, hypothecation, pledging or disposal of any ADRs acquired on the exercise of the Option. A legend detailing any such restrictions will be placed on the Certificate(s) issued on the exercise of the Option.]

for and on behalf of Smith & Nephew plc

Date:-

APPENDIX

Performance Target

(in relation to Options granted in 2004)

If the growth in EPSA over the Performance Period is less than 26 per cent, none of the Option Shares shall become Vested Shares and the Option shall lapse and cease to be exercisable.

If the growth in EPSA over the Performance Period is 26%*, 25 per cent of the Option Shares shall become Vested Shares.

If the growth in EPSA over the Performance Period is 48%**, then 50 per cent of the Option Shares shall become Vested Shares.

If the growth in EPSA over the Performance Period is or exceeds 73%***, then all of the Option Shares shall become Vested Shares.

If the growth in EPSA over the Performance Period is greater than 26% but less than 48%, then the percentage of Option Shares which become Vested Shares shall increase pro rata on a straight-line basis, between 25 and 50 per cent.

If the growth in EPSA over the Performance Period is greater than 48% but less than 76%, then the percentage of Option Shares which become Vested Shares shall increase pro rata on a straight-line basis, between 50 and 100 per cent.

For these purposes:-

1.	EPSA means the basic earnings per share of the Company adjusted to exclude the amortisation of goodwill and exceptional items;

2.	the Performance Period means the 3 years ending 31 December 2006.

Notes:

*	ie 8% p.a. compounded annually

**	ie 14% p.a. compounded annually

***	ie 20% p.a. compounded annually

SCHEDULE 4

THE SMITH & NEPHEW 2004 EXECUTIVE SHARE OPTION PLAN

FORM OF ACCEPTANCE OF GRANT

To: [The Company Secretary, Smith & Nephew plc, 15 Adam Street, London WC2N 6LA/[            ] Trustees Limited, [address]]*

1.	I agree to accept the grant of the Option to acquire [Shares/ADRs]* granted to me on (date) (“my Option”) and agree and undertake to be bound by the terms and conditions set out in the rules of The Smith & Nephew 2004 Executive Share Option Plan (the “Plan”) and the Appendix to the Option Certificate.

Tax indemnity

2.	I agree to indemnify the Company and my Employer in respect of any liability of any such person to account for any tax, NICs or other equivalent social security charges arising on the vesting, exercise or release of, or acquisition of [Shares/ADRs]* pursuant to, my Option (“Option Tax Liability”).

3.	I understand and agree that, if an Option Tax Liability arises on any occasion then, unless either:-

3.1	my Employer (or former employer) is able to withhold the amount of such Option Tax Liability from payment of my remuneration, within the period of 30 days from the date I exercise my Option; or

3.2	I have indicated in writing to my Employer (or former employer) either on the notice of exercise or in a manner agreed with the Company, that I will make a payment to the Company of an amount equal to the Option Tax Liability and I do in fact make such a payment, within 14 days of being notified by the Company of the amount of the Option Tax Liability; or

3.3	I have authorised the Grantor (either on the notice of exercise of the Option or in another manner agreed with the Company) to sell sufficient of the [Shares/ADRs]* acquired on the exercise of my Option and to procure payment to my Employer (or former employer) of monies sufficient to satisfy such indemnity out of the net proceeds of sale of the [Shares/ADRs]*, the Grantor of my Option shall be entitled to sell sufficient of the [Shares/ADRs]* acquired pursuant to the Option necessary to satisfy the indemnity and to procure payment to my Employer (or former employer) out of the net proceeds of sale of such [Shares/ADRs]* of monies sufficient to satisfy the indemnity mentioned in clause 2.

Agreement to bear the cost of Employer’s NICs

4.	I agree with and undertake to the Company and any other company which is my Employer, that my Employer may recover from me the whole or any part of any employer’s NICs payable in respect of any Option Gain in the manner mentioned in Rule 23 of the Plan.

*	Delete as appropriate

[Election for transfer of liability to Employer’s NICs

5.	I agree and undertake to join with my Employer in making an election (in a form satisfactory to the Company and the Inland Revenue) for any liability of my Employer Company to employers’ NICs payable in respect of any Option Gain, to be transferred to me (“an NIC Election”).

Power of Attorney

6.	I hereby appoint the Company Secretary or any director of the Company to act as my attorney for the purposes of:-

6.1	selling (at the best price that can reasonably be expected to be obtained at the time of sale) such number of the [Shares/ADRs]* to which I become entitled upon the exercise of my Option as will realise sufficient monies (after deduction of all commissions and expenses incurred in relation to such sale) to satisfy my liability under the indemnity referred to in clause 2 above; and

6.2	paying such monies to my Employer.

Data protection

7.	I agree and consent to:-

7.1	the collection, use, processing and transfer by any member of the Group, an administrator and, if it is not the Company, the Grantor of my Personal Data;

7.2	any member of the Group, an administrator and, if it is not the Company, the Grantor, transferring my Personal Data amongst themselves for the purposes of the implementation, administration and management of this Plan and the acquisition of [shares/ADRs]* pursuant to my Option;

7.3	the use of my Personal Data by any such person for any such purposes; and

7.4	the transfer to and retention of such Personal Data by third parties (whether or not any such third party is situated outside the European Economic Area) in connection with such purposes.

No contractual rights

8.	I agree and understand that the Option does not form part of my contract of employment and that the Grantor is under no obligation to grant any further options to me.

Interpretation

9.	Words and phrases used in this Form of Acceptance shall have the meanings they bear for the purposes of the Plan.

SIGNED and delivered AS A DEED by	) )
in the presence of:-)

*	Delete as appropriate

(Optionholder signature)

Witness signature:

Witness Name (print):

Address:

Occupation:

Date:

YOUR SIGNATURE MUST BE WITNESSED BY A PERSON OVER 18 WHO IS NOT RELATED TO YOU BY BLOOD OR MARRIAGE AND RETURNED TO [                    ] BY                      OR THE OPTION WILL BE DEEMED TO HAVE LAPSED.

SCHEDULE 5

[Notice of Exercise to be attached to the Option Certificate]

THE SMITH & NEPHEW 2004 EXECUTIVE SHARE OPTION PLAN

NOTICE OF EXERCISE OF OPTION

To:	[The Company Secretary, Smith & Nephew plc, 15 Adam Street, London WC2N 6LA/[ ] Trustees Limited, [address]]*

1.	I exercise the Option referred to overleaf in respect of all/ ** of the [Shares/ADRs]* over which the Option subsists, and request the allotment or transfer to me of those Shares in accordance with the rules of the Plan and the Memorandum and Articles of Association of the Company.

2.	I enclose a cheque made payable to Smith & Nephew plc/[ ] Trustees Limited*** in the sum of £/$ being the aggregate Exercise Price of such [Shares/ADRs]*.

Payment of Option Tax Liability

I understand that, as a result of the exercise of the Option, an Option Tax Liability may arise which I am required to satisfy. I wish to meet this Option Tax Liability by:-

☐	authorising the Company or my Employer (or former employer) to deduct the necessary amount from my next salary payment under the PAYE procedure;

☐	paying the Company such amount as is necessary to cover the Option Tax Liability within 14 days of my receiving details of that Option Tax Liability from the Company; or

☐	agreeing to the Grantor selling sufficient of my [Option Shares/ADRs]* so that the net proceeds of sale will cover the Option Tax Liability.

Please tick the box for your preferred payment method.

If you do not tick any box, or if you tick more than one box, the [Company will first seek to withhold an amount sufficient to cover the Option Tax Liability from your next salary payment, and if the Option Tax Liability cannot then be satisfied in full, the] Grantor will sell sufficient of your [Shares/ADRs]* to meet that liability.

Name (block letters)	Signature
_________________________________________
Address

Date______________________________________

NOTES:-

1.	This form must be accompanied by payment of the Exercise Price for the [Shares/ADRs] in respect of which the Option is exercised.

2.	The Option may not be exercised in respect of less than [100/20 Shares/ADRs] or (if less) all of the [Shares/ADRs] over which the Option may then be exercised.

3.	If the Option is exercised by personal representatives, an office copy of the Probate or Letters of Administration should accompany the form.

4.	Under current tax rules, a charge to income tax and NICs will arise when the Option is exercised, on the amount of the positive difference between the market value of the Option shares at that time and the price paid for them (“the Option Tax Liability”). The Option Tax Liability is collected under PAYE. It is a term of the Option that the Optionholder will be required to enter into arrangements satisfactory to the Grantor to ensure that any such Option Tax Liability [(including employer’s Class 1 NICs)]*** which cannot be collected from the Optionholder under PAYE will be recovered from the Optionholder. The Grantor may sell sufficient of the [Shares/ADRs] acquired upon the exercise of an Option as will realise sufficient monies (after deduction of all commissions, fees and expenses incurred in relation to such sale) to satisfy any Option Tax Liability. A charge to capital gains tax may arise on any subsequent growth in value of the shares acquired.

5.	IMPORTANT. Neither the Company nor the Grantor undertake to advise you on the tax consequences of exercising your Option. If you are unsure of the tax liabilities which may arise, you should take appropriate professional advice before exercising your Option.

6.	An Optionholder, whether or not a director of any company, shall not be entitled to exercise an Option at any time when to do so would contravene the provisions of the Company’s Code governing share dealings by directors and employees.

*	Delete as appropriate

**	Delete/insert number as appropriate

***	Delete/insert payee as appropriate